EXHIBIT 11.1



                  CHESAPEAKE CORPORATION AND SUBSIDIARIES
            COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                for the three years ended December 31, 1993
       (Share amounts in thousands, dollar amounts in millions,
                             except for per share amounts)


                                                 1993      1992      1991

Primary:
            Weighted average number of common shares
               outstanding                     23,393    22,585    20,513
            Net additions to common shares assuming
               exercise of dilutive options,
               determined by treasury stock method
                                                   38        94        31
            Common shares and equivalents      23,431    22,679    20,544

            Income before cumulative effect of
            accounting changes                  $10.4      $14.4     $15.4
            Cumulative effect of accounting changes              -
   (9.7)         -
            Net income                                     $10.4     $ 4.7
$15.4


               Per share amount
                 Before cumulative effect of accounting changes       $
.44                                                $ .63    $ .75
                 Cumulative effect of accounting changes         -
(.46)            -
                 Net                                        $ .44    $ .17
$ .75


Fully diluted:
            Common shares and equivalents
                                               23,431    22,679    20,544
            Net additional common shares issuable upon
               exercise of dilutive options, determined
               by treasury stock method using year-end
               market price, if higher than average price    27         6
31
            Common shares, equivalents and other
               potentially dilutive securities 23,458    22,685    20,575

            Income before cumulative effect of
               accounting changes               $ 10.4    $ 14.4    $ 15.4
            Cumulative effect of accounting changes              -
(9.7)            -

            Net income for fully diluted computation      $ 10.4    $  4.7$
15.4

               Per share amount (a)
                  Before cumulative effect of accounting changes     $ .44
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                                                  $  .63              $
.75
                  Cumulative effect of accounting changes        -
(.46)                   -
                  Net                             $ .44               $
.17                                               $  .75




NOTE:  (a) Dilution is less than 3%.
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                                                    EXHIBIT 12.1






                  CHESAPEAKE CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                for the three years ended December 31, 1992


                        (Dollar amounts in millions)

                                                   1993      1992      1991


Income before cumulative effect of accounting
            changes                              $10.4     $14.4     $15.4
Add:
            Provision for income taxes            10.3       8.1      10.7
            Interest expense including amortization
               of deferred loan costs             32.0      31.4      35.4
            Portion of rental expense representative
               of interest factor (assumed to be one-third)
4.4                                                 4.4      4.2

                   Earnings, as adjusted         $57.1     $58.3     $65.7


Fixed charges
            Interest expense including amortization
               of deferred loan costs            $32.0     $31.4     $35.4
            Capitalized interest                    .4       3.7       2.5
            Portion of rental expense representative
               of interest factor (assumed to be one-third)
4.4                                                 4.4      4.2

                   Fixed Charges                 $36.8     $39.5     $42.1

Ratio                                               1.6      1.5       1.6

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